EX.99.m.i

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS AMENDED AND RESTATED DISTRIBUTION PLAN

This Amended and Restated Distribution Plan (the “Plan”) is adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended, (the “Act”) by Rainier Investment Management Mutual Funds, a statutory trust organized under the laws of the State of Delaware (the “Trust”) with respect to the Original Class Shares and Class A Shares (each a “Class”) issued in respect of certain series of the Trust (each such series referred to as a “Fund”). The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the “disinterested Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and by a majority of each Class of a Fund’s shareholders as required by the Act.

In reviewing the Plan, the Board of Trustees considered the schedule and nature of payments and terms of the proposed investment advisory agreement between the Trust on behalf of each Class of each Fund and Rainier Investment Management, Inc. (the “Advisor”) and the nature and amount of other payments, fees, and commissions which may be paid to the Advisor, its affiliates and other agents of the Trust. The Board of Trustees, including the disinterested Trustees, concluded that the proposed overall compensation of the Advisor and its affiliates was fair and not excessive.

The Board of Trustees is contemporaneously adopting a services plan which is intended to cover shareholder servicing that is not primarily intended to result in the sale of a Fund’s shares. In its considerations, the Board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Trust to the Advisor or other firms under agreements with respect to a Fund may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Accordingly, the Board of Trustees determined that the Plan also should provide that payments by Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

The Board of Trustees’ approval included a determination that in the exercise of the Trustees’ reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust, each Class of each Fund and its shareholders. The Plan also has been approved by a vote of at least a majority of the outstanding voting securities, as defined in the Act, of each Class of each Fund, or has been in place with respect to a Class before the first shareholder of that Class.

The provisions of the Plan are:

1. Annual Fee. The Trust will pay to Advisor, as the Funds’ distribution coordinator, an annual fee for the Advisor’s services in such capacity including its expenses in connection with the promotion and distribution of the Fund’s shares and related shareholder servicing (collectively, “Distribution Expenses”). The annual fee paid to Advisor under the Plan will be calculated daily and paid monthly by each Class of each Fund on the first day of each month at an annual rate of 0.25% of such Class’s average daily net assets. For the avoidance of doubt, no fees shall be payable in respect of the Institutional Class Shares of any Fund. Amounts paid to the Advisor under this Section 1 that represent the reimbursement of amounts paid or to be paid by the Adviser to third parties do not represent compensation to the Advisor for any services by the Adviser or its affiliates, and are paid through the Advisor only in its administrative role for purposes of facilitating and monitoring payments under the Plan to ensure compliance with the terms of the Plan and applicable law.

2. Distribution Expenses in Excess of or Less Than Amount of Fee. All Distribution Expenses incurred by the Advisor, or paid by the Advisor, in excess of the amounts payable under the Plan shall be borne by the Advisor or otherwise borne by the applicable class of shares of the appropriate Fund only to the extent consistent with applicable law. The fees paid by the Trust on behalf of each Class of each Fund shall be refundable in the event that in any given year the fees are greater than the Advisor’s Distribution Expenses for that year.

3. Expenses Covered by the Plan. The fee paid to Advisor under Section I of the Plan may be used by Advisor to pay for any expenses primarily intended to result in the sale of a Fund’s shares (“distribution services”), including, but not limited to: (a) costs of payments, including incentive compensation, made to agents for and consultants to Advisor or the Trust, including pension administration firms that provide distribution related services and broker-dealers that engage in the distribution of the Fund’s shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of a Fund’s shares and servicing of a Fund’s shareholders, including, but not limited to, personnel of Advisor, office space and equipment, telephone facilities, answering routine inquiries regarding the Funds, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust’s transfer agency or other servicing arrangements; (c) all payments made pursuant to the form of Distribution Agreement attached hereto as an Exhibit; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; and (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable. Such expenses shall be deemed incurred whether paid directly by Advisor or by a third party to the extent reimbursed therefor by Advisor.

4. Written Reports. Advisor shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies paid to it under the Plan with respect to each Class of each Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to each Class of each Fund.

5. Termination. The Plan may be terminated as to any Class of a Fund at any time, without penalty, by vote of a majority of the outstanding voting securities of that Class, and any Distribution Agreement under the Plan may be likewise terminated on not more than sixty (60) days’ written notice.

6. Amendments. The Plan and any Distribution Agreement may not be amended to increase materially the amount to be spent for distribution and servicing of any Fund shares pursuant to Section I hereof without approval by a majority of the outstanding voting securities of the relevant Class of the Fund. All material amendments to the Plan and any Distribution Agreement entered into with third parties shall also be approved by the disinterested Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

7. Selection of Disinterested Trustees. So long as the Plan is in effect, the selection and nomination of the Trust’s disinterested Trustees shall be committed to the discretion of such disinterested Board of Trustees.

8. Effective Date of Plan. The Plan shall take effect in respect of each Class of a Fund at such time as the Trust’s Registration Statement under the Securities Act of 1933, as amended, with respect to shares of such Class of a Fund is declared effective by the Securities and Exchange Commission, and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

9. Preservation of Materials. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 5 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report

10. Meanings of Certain Terms. As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.

This Amended and Restated Distribution Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Advisor, as evidenced by their execution hereof, as of this 10th day of August 2012.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

By:

RAINIER INVESTMENT MANAGEMENT, INC. as Distribution Coordinator

By:

EXHIBIT

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

Distribution Agreement

Gentlemen:

This Distribution Agreement has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the “Act”) by Rainier Investment Management Mutual Funds, a Delaware statutory trust (the “Trust”), on behalf of the Original Class Shares and Class A Shares (each a “Class”) of each series of the Trust (each such series referred to herein as a “Fund”), as part of a distribution plan pursuant to said Rule (the “Plan”). The Plan has been approved by a majority of the Trustees who are not interested persons of the Trust or the Fund and who have no direct or indirect financial interest in the operation of the Plan (the “disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Trustees and in light of the Trustees’ fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders. The Plan has also been approved by a vote of at least a majority of the outstanding voting securities of each Class of each Fund, as defined in the Act.

1. To the extent you provide distribution services we shall pay you a monthly fee based on the average net asset value during any month of Fund shares which are attributable to customers of your firm, at the rate set forth on the Schedule attached hereto and made a part of this Agreement (the “Schedule”). No fees shall be payable with respect to the Institutional Class Shares of any Fund.

2. In no event may the aggregate annual fee paid to you pursuant to the Schedule attached hereto exceed [such amount will be negotiable by Rainier Investment Management, Inc. (the “Advisor”) but will not exceed 0.25%] percent of the value of each Fund’s net assets held in your customers’ accounts which are eligible for payment pursuant to this Agreement (determined in the same manner as the Fund uses to compute its net assets as set forth in its then effective Prospectus), without approval by a majority of the outstanding shares of each Class of each Fund.

3. You shall furnish us and the Trust with such information as shall reasonably be requested by the Trust’s Board of Trustees with respect to the fees paid to you pursuant to the Schedule.

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4. We shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the amounts expended under the Plan by us with respect to each Class of each Fund and the purposes for which such expenditures were made.

5. This Agreement may be terminated by us or by you, by the vote of a majority of the Trust’s of the Trust who are disinterested Trustees, or by a vote of a majority of the outstanding shares of a Class of a Fund, on sixty (60) days’ written notice, all without payment of any penalty. It shall also be terminated automatically by any act that terminates the Trust’s Distribution Plan.

6. The provisions of the Plan between the Trust and us, insofar as they relate to you, are incorporated herein by reference.

This Agreement shall take effect at the later of the (i) the time the Trust’s Registration Statement under the Securities Act of 1933 with respect to the shares of the Class of a Fund is declared effective by the Securities and Exchange Commission, and (ii) the date hereof, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.

RAINIER INVESTMENT MANAGEMENT, INC

By:
Authorized Officer

Agreed and Accepted:

(Name)

By:
(Authorized Officer)

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RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

SCHEDULE TO DISTRIBUTION AGREEMENT BETWEEN RAINIER INVESTMENT MANAGEMENT, INC. AND

(Name)

Pursuant to the provisions of the Distribution Agreement between the above parties with respect to Rainier Investment Management Mutual Funds (the “Trust”), Rainier Investment Management, Inc. shall pay a monthly fee to the above named party based on the average net asset value of the Original Class Shares or Class A Shares of a Fund during the previous calendar month the sales of which are attributable to the above-named party, as follows:

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